                                                                EXHIBIT 99.1

News Release          News Release          News Release           News

[LOGO] American Express

Contacts: Molly Faust                 Michael J. O'Neill
          212/640-0624                212/640-5951
          molly.faust@aexp.com        mike.o'neill@aexp.com

FOR IMMEDIATE RELEASE
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                     AMERICAN EXPRESS REPORTS SECOND QUARTER
                            EARNINGS OF $762 MILLION

                         Record Results Driven by Strong
                 Cardmember Billings, Lending and Credit Quality

                 (Dollars in millions, except per share amounts)

                                    Quarters Ended            Percentage           Six Months Ended          Percentage
                                       June 30                Inc/(Dec)                June 30                Inc/(Dec)
                                       -------                ---------                -------                ---------

                                2003             2002                           2003             2002
                                ----             ----                           ----             ----

Net Income                     $  762          $   683            11%          $ 1,454          $ 1,301           12%

Revenues                       $6,356          $ 5,945             7%          $12,379          $11,704            6%

Per Share Net Income
    Basic                      $ 0.59          $  0.52            13%          $  1.13           $ 0.98           15%
    Diluted                    $ 0.59          $  0.51            16%          $  1.12          $  0.97           15%

Average Common Shares
  Outstanding
    Basic                       1,283            1,325            (3%)           1,290            1,325           (3%)
    Diluted                     1,295            1,341            (3%)           1,300            1,338           (3%)

Return on Average
  Total Shareholders'
  Equity*                       20.1%            15.2%**          --             20.1%            15.2%**         --

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*Computed on a trailing 12-month basis using total Shareholders' Equity as reported in the Consolidated Financial Statements prepared in accordance with accounting principles generally accepted in the United States (GAAP).

**Revised from previously reported amounts that excluded the effect on Shareholders' Equity of unrealized gains or losses related to Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."

                                     -more-

      New York - July 28, 2003 - American Express Company today reported record net income of $762 million for the second quarter, up 11 percent from $683 million a year ago. Diluted earnings per share (EPS) rose to $0.59, up 16 percent from $0.51.

      The company's return on equity was 20.1 percent.

      Revenues on a GAAP basis totaled $6.4 billion, up seven percent from $5.9 billion a year ago. This growth reflects greater spending on American Express cards, higher cardmember lending balances, and the initial impact of improved financial markets on revenues at American Express Financial Advisors (AEFA).

      Consolidated expenses on a GAAP basis totaled $5.3 billion, up five percent from $5.0 billion a year ago. This increase reflects in part higher cardmember loyalty costs, higher human resources expense and increased card marketing program costs. Partially offsetting this increase were lower provisions for losses and benefits, reflecting continued strong credit performance, as well as lower funding costs.

      Kenneth I. Chenault, Chairman and CEO, said: "The record 2003 results reflect our success in adapting to a more difficult and uncertain economic environment. This - along with our decision to ramp up investment spending a year ago while many others were cutting back - generated one of our strongest quarters in recent years.

      "Despite the fallout from the war in Iraq and the SARS outbreak, we delivered double-digit growth in cardmember billings and lending, added 2.7 million cards in force in the last year, and sustained our industry-leading credit quality indicators. In addition, we saw the initial benefit of improved financial markets on revenues at AEFA.

      "During the quarter we also expanded our rewards programs to include new airline partners and reached agreement to acquire London-based Threadneedle Asset Management, a move that will help us to expand our investment products both in the U.S. and abroad. In addition, we

                                     -more-
recently agreed to acquire Rosenbluth International, a leading global travel management company.

      "The strong momentum we're now generating gives us additional confidence in our ability to deliver earnings growth for the medium and long term. It also provides us with the flexibility to capitalize on competitive opportunities at a time when we are seeing some early signs of an economic recovery. While we are still cautious about the outlook for economic growth, we plan to increase our spending on business-building initiatives during the second half of the year rather than flow the full benefits of our progress to the bottom line.

      "We expect our diluted earnings per share before accounting changes to exceed the current 2003 Wall Street consensus of $2.26. However, in light of our plans to increase investment spending, such earnings are not likely to exceed $2.29 for the year. This would allow us to deliver strong growth this year while also building on the momentum that we've generated from earlier investments."

      Second Quarter Results/GAAP Basis

      The second quarter revenue growth reflected increases of six percent at TRS and 11 percent at both AEB and AEFA. More specifically,

      o     Discount revenue from cardmember spending increased eight percent.

      o Net finance charge revenue increased nine percent from strong growth in the cardmember lending portfolio.

      o Securitization income rose 17 percent, primarily reflecting a higher level of securitized lending balances for this portfolio.

      o     Investment income and insurance-related revenue rose at AEFA.

      These items were partially offset by:

                                     -more-

      o A six percent decline in management and distribution fees reflecting a decrease in the assets managed for AEFA clients.

      The rise in second quarter expenses reflected an increase of four percent at TRS, 12 percent at AEFA and five percent at AEB. More specifically, the overall increase reflected:

      o A nine percent increase in other operating expenses, including a 10 percent increase at TRS. This increase was driven primarily by higher cardmember loyalty program costs and the impact of technology and service-related outsourcing, which transferred certain costs that had previously been included as human resources expense.

      o A 15 percent increase in marketing and promotion expenses, driven by a 15 percent increase at TRS. This is in addition to a 14 percent increase in marketing and promotion at TRS in the year-ago period.

      o An eight percent increase in human resources expense, partially due to increased costs related to merit increases and employee benefits.

      These items were partially offset by:

      o A 17 percent decline in interest expense, primarily reflecting a 20 percent decline in charge card interest expense at TRS.

      o A three percent decrease in total provision for losses. Credit quality remained very strong in TRS' charge and credit card portfolios as the charge card provision declined 27 percent and the lending provision declined four percent. Reserve coverage ratios remained strong.

                                     -more-

      Travel Related Services (TRS) reported record net income of $634 million for the second quarter, up 12 percent from $565 million a year ago.

      On a GAAP basis, TRS' results for both periods included net cardmember lending securitization gains. Net gains for the 2003 quarter totaled $81 million ($53 million after-tax) compared with net gains of $85 million ($55 million after-tax) a year ago.

      The following discussion of second quarter results presents TRS segment results on a "managed basis," as if there had been no cardmember lending securitization transactions. This is the basis used by management to evaluate operations and is consistent with industry practice. For further information about managed basis and reconciliation of GAAP and managed TRS information, see the "Managed Basis" section below. The AEFA, AEB and Corporate and Other sections below are presented on a GAAP basis.

      Total net revenues increased six percent from the year-ago period, reflecting strong growth in spending and borrowing on American Express cards.

      Higher cardmember spending contributed to an eight percent rise in discount revenue. The spending increase reflected growth in the number of American Express cards, higher average cardmember spending and the continued benefit of rewards programs. Cardmember spending was particularly strong in the retail and everyday spending categories.

      Net finance charge revenue increased nine percent, reflecting strong growth in loan balances offset in part by a lower net interest yield. Net card fees increased as a result of higher cards in force.

      Total expenses increased five percent. Marketing and promotion expenses rose 18 percent from year-ago levels, primarily reflecting the continued expansion of card-acquisition programs. This is in addition to a 17 percent increase in marketing and promotion in the year-ago period.

                                     -more-

      Human resources expense increased 10 percent largely due to higher costs related to merit increases and employee benefits. Other operating expenses increased due in part to higher cardmember loyalty program costs and the impact of technology and service-related outsourcing, which transferred certain costs that had previously been included in human resources expense.

      The total provision for losses declined eight percent, reflecting very strong overall credit quality in both the charge card and lending portfolios.

      Charge card interest expense decreased 19 percent largely due to lower funding costs.

      American Express Financial Advisors (AEFA) reported second quarter net income of $157 million, up eight percent from $145 million a year ago. Total revenues increased 11 percent.

      Investment income rose 31 percent reflecting a higher level of owned investments, which was partially offset by lower yields on invested assets. Invested assets increased due to strong cash sales of annuities, insurance and certificate products.

      AEFA realized a net loss of $16 million in its investment portfolio during the second quarter. On a gross basis, AEFA realized gains of $64 million versus $80 million of impairments and losses. Year-ago net investment losses of $85 million included a $78 million pre-tax investment loss related to WorldCom debt holdings. On a gross basis for the year-ago period, AEFA realized gains of $58 million versus $143 million of impairments and losses.

      Despite recent improvements in the market, average equity values for the quarter were below last year's levels. This, along with net outflows, contributed to lower levels of assets under management and management fees compared with year-ago levels.
                                     -more-

      Total expenses increased 12 percent. Human resources expense increased three percent, reflecting increased costs related to employee benefits. These costs were partially offset by lower sales-related compensation and continued benefits of re-engineering and cost controls. Other operating expenses increased 23 percent. This reflected in part higher expenses resulting from fewer capitalized costs due to the ongoing impact of the comprehensive review of Deferred Acquisition Costs-related practices discussed in the third quarter of 2002. Other operating expenses also increased due to a higher minority interest expense related to a premium deposits joint venture with American Express Bank.

      American Express Bank (AEB) reported net income for the second quarter of $27 million up 45 percent from $18 million a year ago.

      AEB's results reflect greater fee-related, foreign exchange and other revenues in Private Banking and the Financial Institutions Group, as well as lower provisions for losses primarily due to the continued stabilization of write-offs in the consumer lending portfolio. These benefits were partially offset by higher technology and human resources expenses.

      Corporate and Other reported second quarter net expenses of $56 million in 2003 compared with $45 million in 2002.

                                       ***

      Other Items

      As previously announced, the company increased its quarterly dividend to $0.10 per share for shareholders of record on July 3, 2003.

                                     -more-

      As previously noted in year-end and first quarter filings, the company will adopt a new accounting rule in the third quarter of 2003: FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46).

      FIN 46 requires the consolidation for reporting purposes of assets within certain structured investments that AEFA either owns or manages for third parties.

      The company is still evaluating the impact of this rule. However, it plans to recognize a below-the-line charge relating to this accounting change when it consolidates those assets in the third quarter. The preliminary estimate of this impact is approximately $150 million. It will have no effect on cash flow, and the company expects that it will be reversed at a later date as the structured investments mature.

                                       ***

      Managed Basis - TRS

      Managed basis means the presentation assumes there have been no securitization transactions, i.e. all securitized cardmember loans and related income effects are reflected as if they were in the company's balance sheet and income statement, respectively. The company presents TRS information on a managed basis because that is the way the company's management views and manages the business. Management believes that a full picture of trends in the company's cardmember lending business can only be derived by evaluating the performance of both securitized and non-securitized cardmember loans.

      Asset securitization is just one of several ways for the company to fund cardmember loans. Use of a managed basis presentation, including non-securitized and securitized cardmember loans, presents a more accurate picture of the key dynamics of the cardmember lending business, avoiding distortions due to the mix of funding sources at any particular point in time.

      For example, irrespective of the funding mix, it is important for management and investors to see metrics, such as changes in delinquencies and write-off rates, for the entire cardmember lending portfolio because they are more representative of the economics of the aggregate cardmember relationships and ongoing business performance and trends over time. It is also important for investors to see the overall growth of cardmember loans and related revenue and

                                     -more-
changes in market share, which are all significant metrics in evaluating the company's performance and which can only be properly assessed when all non-securitized and securitized cardmember loans are viewed together on a managed basis.

      The Consolidated Section of this press release and attachments provide the GAAP presentation for items described on a managed basis.

                                       ***

      The following table reconciles the GAAP-basis TRS income statements to the managed basis information.

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Travel Related Services
Selected Financial Information
                                                                             -------------------------------------------------

                                                                                  Effect of Securitizations (unaudited)
                                                                             Securitization
(preliminary, millions)                       GAAP Basis (unaudited)             Effect                Managed Basis
                                          ---------------------------------  -------------------------------------------------
                                                               Percentage                                           Percentage
Quarters Ended June 30,                      2003      2002     Inc/(Dec)     2003     2002      2003       2002     Inc/(Dec)
                                          ---------------------------------  -------------------------------------------------
Net revenues:
  Discount revenue                        $ 2,152    $ 1,997        7.7%
  Net card fees                               455        429        6.0
  Lending:
    Finance charge revenue                    512        493        4.1      $ 652   $  623    $ 1,164    $ 1,116      4.3%
    Interest expense                          115        127       (9.2)        50       73        165        200    (17.7)
                                          -------    -------                 -----   ------    -------    -------
      Net finance charge revenue              397        366        8.6        602      550        999        916      9.1
  Travel commissions and fees                 373        369        1.0
  Travelers Cheque investment income           92         95       (2.2)
  Securitization income                       630        540       16.8       (630)    (540)        --         --       --
  Other revenues                              635        666       (4.7)       244      183        879        849      3.6
                                          -------    -------                 -----   ------    -------    -------
        Total net revenues                  4,734      4,462        6.1        216      193      4,950      4,655      6.3
Expenses:
  Marketing and promotion                     417        365       14.5        (48)     (51)       369        314     17.6
  Provision for losses and claims:
    Charge card                               205        280      (27.0)
    Lending                                   278        290       (4.4)       297      282        575        572      0.4
    Other                                      37         37        1.1
                                          -------    -------                 -----   ------    -------    -------
      Total                                   520        607      (14.5)       297      282        817        889     (8.2)
  Charge card interest expense                204        256      (20.1)        --       (4)       204        252    (19.0)
  Human resources                             965        879        9.8
  Other operating expenses                  1,691      1,539        9.9        (33)     (34)     1,658      1,505     10.2
  Restructuring charges                        --         (6)       --
                                          -------    -------                 -----   ------    -------    -------
        Total expenses                      3,797      3,640        4.3      $ 216   $  193    $ 4,013    $ 3,833      4.7
                                          -------    -------                 -----   ------    -------    -------
Pretax income                                 937        822       14.0
Income tax provision                          303        257       18.2
                                          -------    -------
Net income                                 $  634    $   565       12.1
                                          =======    =======
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

                                     -more-

      American Express Company (www.americanexpress.com), founded in 1850, is a global travel, financial and network services provider.

                                       ***

      Note: The 2003 Second Quarter Earnings Supplement, as well as CFO Gary Crittenden's presentation from the investor conference call referred to below, will be available today on the American Express web site at http://ir.americanexpress.com. An investor conference call to discuss second quarter earnings results, operating performance and other topics that may be raised during the discussion will be held at 5:00 p.m. (ET) today. Live audio of the conference call will be accessible to the general public on the American Express web site at http://ir.americanexpress.com. A replay of the conference call also will be available today at the same web site address.

                                       ***

      This release includes forward-looking statements, which are subject to risks and uncertainties. The words "believe," "expect," "anticipate," "optimistic," "intend," "plan," "aim," "will," "should," "could," "likely," and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to: the company's ability to successfully implement a business model that allows for significant earnings growth based on revenue growth that is lower than historical levels, including the ability to improve its operating expense to revenue ratio both in the short-term and over time, which will depend in part on the effectiveness of re-engineering and other cost control initiatives, as well as factors impacting the company's revenues; the company's ability to grow its business and meet or exceed its return on shareholders' equity target by reinvesting approximately 35% of annually-generated capital, and returning approximately 65% of such capital to shareholders, over time, which will depend on the company's ability to manage its capital needs and the effect of business mix, acquisitions and rating agency requirements; the ability of the company to generate sufficient revenues for expanded investment spending, to actually spend such funds over the remainder of the year to the extent available, particularly if funds for discretionary spending are higher than anticipated, and to capitalize on such investments to improve business metrics; credit risk related to consumer debt, business loans, merchant bankruptcies and other credit exposures both in the U.S. and internationally; fluctuation in the equity and fixed income markets, which can affect the amount and types of investment products sold by AEFA, the market value of its managed assets, and management, distribution and other fees received based on the value of those assets; AEFA's ability to recover Deferred Acquisition Costs (DAC), as well as the timing of such DAC amortization, in connection with the sale of annuity, insurance and certain mutual fund products; changes in assumptions relating to DAC, which could impact the amount of DAC amortization; the level of guaranteed minimum death benefits paid to clients; potential deterioration in AEFA's high-yield and other investments, which could result in further losses in AEFA's investment portfolio; the ability to improve investment performance in AEFA's businesses, including attracting and retaining high-quality personnel; the success, timeliness and financial impact, including costs, cost savings and other benefits including increased revenues, of re-engineering initiatives being implemented or considered by the company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), relocating certain functions to lower cost overseas locations, moving internal and external functions to the Internet to save costs, and planned staff reductions relating to certain of such re-engineering actions; the ability to control and manage operating, infrastructure, advertising and promotion and other expenses as business expands or changes, including balancing the need for longer-term investment spending; the potential negative effect on the company's businesses and infrastructure, including information technology systems, of terrorist attacks, disasters or other catastrophic events in the future; the impact on the company's businesses resulting from the recent war in Iraq and its aftermath and other geopolitical uncertainty; the overall level of consumer confidence; consumer and business spending on the company's travel related services products, particularly credit and charge cards and growth in card lending balances, which depend in part on the ability to issue new and enhanced card products and increase revenues from such products, attract new cardholders, capture a greater share of existing cardholders' spending, sustain premium discount rates, increase merchant coverage, retain cardmembers after low introductory lending rates have expired, and expand the global network services business; the impact of severe acute respiratory syndrome (SARS) on consumer and business spending on travel, including its potential spread to the United States and other locales that have not, to date, been significantly affected; the ability to manage and expand cardmember benefits, including Membership Rewards(R), in a cost effective manner; the triggering of obligations to make payments to certain co-brand partners, merchants, vendors and customers under contractual arrangements with such parties under certain circumstances; successfully cross-selling financial, travel, card and other products and services to the company's customer base, both in the U.S. and internationally; a downturn in the company's businesses and/or negative changes in the company's and its subsidiaries' credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; fluctuations in interest rates, which impact the company's borrowing costs, return on lending products and spreads in the investment and insurance businesses; credit trends and the rate of bankruptcies, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the company's card products and returns on the company's investment portfolios; fluctuations in foreign currency exchange rates; political or economic instability in certain regions or countries, which could affect lending and other commercial activities, among other businesses, or restrictions on convertibility of certain currencies; changes in laws or government regulations; the costs and integration of acquisitions; the ability to accurately interpret and apply FASB Interpretation No. 46, the recently issued accounting rule related to the consolidation of variable interest entities, including those involving collateralized debt obligations (CDOs) and secured loan trusts (SLTs) that the company manages and/or invests in, and the impact of the rule on both the company's balance sheet and results of operations, which could be greater or less than that estimated by management to the extent that certain assumptions have to be revised, such as estimates of the valuations of the underlying collateral of the CDO or SLT structures, or the application of the rule to certain types of structures has to be re-evaluated; and outcomes and costs associated with litigation and compliance and regulatory matters. A further description of these and other risks and uncertainties can be found in the company's Annual Report on Form 10-K for the year ended December 31, 2002, and its other reports filed with the SEC.

                                       ***